Exhibit 8

SUBSIDIARIES OF THE REGISTRANT

Subsidiary Undertakings	Percentage of shares held	Registered address
VivoPower International Services Limited	100%	Jersey
VivoPower USA, LLC	100%	United States
VivoPower US-NC-31, LLC	100%	United States
VivoPower US-NC-47, LLC	100%	United States
VivoPower (USA) Development, LLC	100%	United States
Caret, LLC (formerly Innovative Solar Ventures I, LLC)	100%	United States
Caret Decimal, LLC	100%	United States
VIWR AU Pty Ltd (formerly VivoPower Pty Ltd)	100%	Australia
Aevitas O Holdings Pty Ltd	100%	Australia
Aevitas Group Limited	100%	Australia
Aevitas Holdings Pty Ltd	100%	Australia
Electrical Engineering Group Pty Limited	100%	Australia
Kenshaw Solar Pty Ltd (formerly J.A. Martin Electrical Pty Limited)	100%	Australia
KESW EL Pty Ltd (formerly Kenshaw Electrical Pty Limited)*	100%	Australia
Tembo Technologies Pty Ltd (formerly Tembo EV Australia Pty Ltd)	100%	Australia
Tembo EV Pty Ltd	100%	Australia
TemboDrive Pty Ltd	100%	Australia
VivoPower Philippines Inc.	64%	Philippines
VivoPower RE Solutions Inc.	64%	Philippines
V.V.P. Holdings Inc.	40%	Philippines
Tembo e-LV B.V.	100%	Netherlands
Tembo 4x4 e-LV B.V.	100%	Netherlands
FD 4x4 Centre B.V.	100%	Netherlands

*These entities were subsidiaries of the Company as of June 30, 2024 but were subsequently sold and are no longer subsidiaries of the Company as of the date of this report